Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 13, 2026 relating to the financial statements of Intapp, Inc. and the effectiveness of Intapp, Inc.’s internal controls over financial reporting, appearing in the Annual Report on Form 10-K of Intapp, Inc. for the year ended June 30, 2026.

/s/ Deloitte & Touche LLP

San Jose, California
August 13, 2026